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                                                                    Exhibit 8(f)



                              October 7, 1998

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

     This is to advise you that Loomis Sayles Funds (the "Fund") has established a new series of shares to be known as Loomis Sayles Managed Bond Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 23, 1991 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the new series under the terms of the respective contract.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.


                              LOOMIS SAYLES MANAGED BOND FUND


                              By:_______________________________
                                    Daniel J. Fuss, President


Agreed to this ________ day of October, 1998

STATE STREET BANK AND TRUST COMPANY


By:_______________________
     Vice President